Exhibit 99.1

MoSys, Inc. Reports First Quarter 2014 Financial Results

SANTA CLARA, Calif.--(BUSINESS WIRE)--May 2, 2014--MoSys (NASDAQ: MOSY), a leader in semiconductor solutions that enable fast, intelligent data access for network and communications systems, today reported financial results for the first quarter ended March 31, 2014.

First Quarter and Recent Highlights

  Secured multiple new design wins for Bandwidth Engine® ICs;
  Increased production shipments of Bandwidth Engine ICs quarter-over-quarter;
  Achieved carrier-grade qualification of Bandwidth Engine 2 product family;
  Announced production availability of all three Bandwidth Engine 2 products;
  Introduced third generation Bandwidth Engine architecture; and
  Ended the quarter with total cash and investments of $45.7 million.

Management Commentary

“We are pleased to begin 2014 with increasing revenue generated from IC product sales and multiple new design wins for our Bandwidth Engine family of advanced networking memories,” commented Len Perham, MoSys’ president and chief executive officer. “Customer interest and sales activity continues to be strong for our Bandwidth Engine and LineSpeed™ families as we announced new products and successfully demonstrated our technology leadership at several industry shows this quarter.

“We have achieved carrier-grade qualification and announced the production release of all three Bandwidth Engine 2 products. These accomplishments provide additional validation of our technology and further support for our expanding sales efforts with customers. They position us to begin production shipments in the second half of this year.

“In addition, we continued to make progress with the development of our third generation Bandwidth Engine product family and have early engagements with processor partners and prospective Tier 1 networking and communications customers. We are well positioned to greatly increase our total design wins compared with 2013 and further expand the breadth of our product offerings to meet the performance challenges faced by customers in their next-generation networking systems,” concluded Mr. Perham.

First Quarter Results

Total net revenue for the first quarter of 2014 was $1.3 million, compared with $1.0 million in the fourth quarter of 2013 and $1.3 million in the first quarter of 2013.

First quarter 2014 total revenue included product revenue of $0.6 million. Royalty and other revenue for the first quarter of 2014, which includes licensing revenue, was $0.8 million, consistent with the previous quarter, compared with $1.3 million in the first quarter of 2013.

Gross margin for the first quarter of 2014 was 57%, compared with 78% in the fourth quarter of 2013 and 99% for the first quarter of 2013. The decrease in gross margin was due to the increased sales of IC products, which carry a lower gross margin than the Company’s licensing and royalty revenue.

Total operating expenses on a GAAP basis for the first quarter of 2014 were $8.9 million, which compared with $7.3 million in the previous quarter and $6.3 million for the first quarter of 2013. The sequential increase in first quarter 2014 operating expenses reflected increased personnel-related and CAD software expenses related to the development of the Company’s Bandwidth Engine and LineSpeed products. First quarter operating expenses also included $0.3 million of amortization of intangible assets and $1.5 million of stock-based compensation expense.

GAAP net loss for the first quarter of 2014 was $8.1 million, or ($0.16) per share, which compared with a loss of $6.5 million, or ($0.13) per share in the previous quarter and a loss of $5.0 million, or ($0.12) per share, for the first quarter of 2013. The non-GAAP net loss for the first quarter of 2014 was $6.3 million, or ($0.13) per share, which excluded amortization of intangible assets and stock-based compensation expense. Earnings per share for the first quarter of 2014 were computed using approximately 49.2 million weighted shares on a GAAP and non-GAAP basis. A reconciliation of GAAP results to non-GAAP results is provided in the financial statement tables following the text of this press release.

Financial Results Webcast / Conference Call

MoSys will host a conference call and webcast with investors today at 5:30a.m. Pacific Time (8:30a.m.Eastern Time) to discuss the first quarter 2014 financial results. Investors and other interested parties may access the call by dialing 1-877-280-4959 in the U.S. (1-857-244-7316 outside of the U.S.), and entering the pass code 12601161 at least 10 minutes prior to the start of the call. In addition, an audio webcast will be available through the MoSys Web site at http://www.mosys.com. A telephone replay will be available for two business days following the call at 1-888-286-8010 in the U.S. (1-617-801-6888 outside of the U.S.), pass code of 81357435.

Use of Non-GAAP Financial Measures

To supplement MoSys’ consolidated financial statements presented in accordance with GAAP, MoSys uses non-GAAP financial measures that exclude from the statement of operations the effects of stock-based compensation and amortization of recorded intangible assets. MoSys’ management believes that the presentation of these non-GAAP financial measures is useful to investors and other interested persons because they are one of the primary indicators that MoSys’ management uses for planning and forecasting future performance. MoSys’ management believes that the presentation of non-GAAP financial measures that exclude these items is useful to investors because MoSys’ management does not consider these charges part of the day-to-day business or reflective of the core operational activities of the Company that are within the control of management or that would be used to evaluate management’s operating performance.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the comparable GAAP results, which is provided in a table below the Condensed Consolidated Statements of Operations. The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements should be carefully evaluated. The non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. For additional information regarding these non-GAAP financial measures, and management’s explanation of why it considers such measures to be useful, refer to the Form 8-K dated May 2, 2014, which the Company filed with the Securities and Exchange Commission.

Forward-Looking Statements

This press release may contain forward-looking statements about the Company, including, without limitation, anticipated benefits and performance expected from our IC products and the Company’s future markets and future business prospects.

Forward-looking statements are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual results and trends may differ materially from historical results or those projected in any such forward-looking statements depending on a variety of factors. These factors include, but are not limited, to the following:

  achieving additional design wins for our ICs;
  commencing volume shipments of Bandwidth Engine ICs;
  our ability to enhance our existing proprietary technologies and develop new technologies;
  achieving necessary acceptance and adoption of our IC architecture and interface protocols by potential customers and their suppliers;
  difficulties and delays in the development, production, testing and marketing of our ICs;
  reliance on our manufacturing partners to assist successfully with the fabrication of our ICs;
  availability of quantities of ICs supplied by our manufacturing partners at a competitive cost;
  our lack of recent experience as a fabless semiconductor company making and selling proprietary ICs;
  level of intellectual property protection provided by our patents, the expenses and other consequences of litigation, including intellectual property infringement litigation, to which we may be or may become a party from time to time;
  vigor and growth of markets served by our customers and our operations; and

other risks identified in the Company’s most recent report on Form 10-K filed with the Securities and Exchange Commission, as well as other reports that MoSys files from time to time with the Securities and Exchange Commission. MoSys undertakes no obligation to update publicly any forward-looking statement for any reason, except as required by law, even as new information becomes available or other events occur in the future.

About MoSys, Inc.

MoSys, Inc. (NASDAQ: MOSY) is a fabless semiconductor company enabling leading equipment manufacturers in the networking and communications systems markets to address the continual increase in Internet users, data and services. The company's solutions deliver data path connectivity, speed and intelligence while eliminating data access bottlenecks on line cards and systems scaling from 100G to multi-terabits per second. Engineered and built for high-reliability carrier and enterprise applications, MoSys' Bandwidth Engine® and LineSpeed™ IC product families are based on the company's patented high-performance, high-density intelligent access and high-speed serial interface technology, and utilize the company's highly efficient GigaChip™ Interface. MoSys is headquartered in Santa Clara, California. More information is available at www.mosys.com.

Bandwidth Engine and MoSys are registered trademarks of MoSys, Inc. in the US and/or other countries. GigaChip, LineSpeed and the MoSys logo are trademarks of MoSys, Inc. All other marks mentioned herein are the property of their respective owners.

(Financial Tables to Follow)

MOSYS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31,
	2014	2013

Net Revenue
Product	$581	$61
Royalty and other	751	1,274
Total net revenue	1,332	1,335

Cost of Net Revenue
Product and other	577	19
Total cost of net revenue	577	19

Gross Profit	755	1,316

Operating Expenses
Research and development	7,054	5,320
Selling, general and administrative	1,797	1,623
Gain on sale of assets	-	(630)
Total operating expenses	8,851	6,313

Loss from operations	(8,096)	(4,997)

Other income, net	30	20
Loss before income taxes	(8,066)	(4,977)

Income tax provision	21	20

Net loss	$(8,087)	$(4,997)

Net loss per share
Basic and diluted	($0.16)	($0.12)

Shares used in computing net loss per share
Basic and diluted	49,174	40,264

MOSYS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	March 31,	December 31,
	2014	2013

Assets
Current assets:
Cash, cash equivalents and investments	$34,852	$36,556
Accounts receivable, net	353	148
Inventory	924	567
Prepaid expenses and other assets	1,052	1,104
Total current assets	37,181	38,375

Long-term investments	10,824	13,926
Property and equipment, net	697	706
Goodwill	23,134	23,134
Intangible assets, net	1,405	1,655
Other assets	204	193
Total assets	$73,445	$77,989

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$825	$276
Accrued expenses and other liabilities	1,845	1,909
Deferred revenue	155	170
Total current liabilities	2,825	2,355

Long-term liabilities	224	216

Stockholders' equity	70,396	75,418

Total liabilities and stockholders’ equity	$73,445	$77,989

MOSYS, INC.
Reconciliation of GAAP to Non-GAAP Net Loss and Net Loss Per Share
(In thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31,
	2014	2013

GAAP net loss	$(8,087)	$(4,997)
Stock-based compensation expense
-Cost of net revenue	-	2
-Research and development	1,083	590
-Selling, general and administrative	408	296
Total stock-based compensation expense	1,491	888

Amortization of intangible assets	250	250

Non-GAAP net loss	$(6,346)	$(3,859)

GAAP net loss per share	$(0.16)	$(0.12)
Reconciling items
-Stock-based compensation expense	0.03	0.01
-Amortization of intangible assets	-	0.01

Non-GAAP net loss per share: basic and diluted	$(0.13)	$(0.10)

Shares used in computing non-GAAP net loss per share
Basic and diluted	49,174	40,264

CONTACT:
MoSys, Inc.
Jim Sullivan, CFO, +1-408-418-7500
jsullivan@mosys.com
or
Shelton Group, Investor Relations
Beverly Twing, Sr. Acct. Manager, +1-214-272-0089
btwing@sheltongroup.com